Exhibit 23.7

January 23, 2026

NBC Bancorp, Inc.

3-7 Reed Street, PO Box 400

Coxsackie, NY 12051

Re:	Fairness Opinion Consent

To whom it may concern,

We hereby consent to the inclusion of our opinion letter to the board of directors of NBC Bancorp, Inc. (“NBC”) as an Annex to the Form S-4 (including Amendment No. 1), relating to the proposed merger of NBC with Ballston Spa Bancorp, Inc. described in the Form S-4, and to the references to our firm and such opinion in such Form S-4. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Form S-4 within the meaning of the term “experts” as used in the Act or the Regulations.

Very truly yours,

JANNEY MONTGOMERY SCOTT LLC